Exhibit 99.1

Y-mAbs Announces First Quarter Financial Results and Recent Corporate Developments

New York, NY, May 6, 2021 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today reported financial results for the first quarter of 2021.

“We are very pleased with our first quarter 2021 financial results, as we have been commercializing DANYELZA® (naxitamab-gqgk) throughout the U.S. since the beginning of February and we are very pleased with our progress to date. In addition, we successfully completed a follow-on offering with gross proceeds of approximately $115 million and netted another $62 million from closing the sale of our Priority Review Voucher, after sharing the total sales price of $105 million with MSK pursuant to the terms of our license agreement. With a cash balance of $252 million, we believe we are well positioned to advance our pipeline in the coming years,” stated Thomas Gad, founder, Chairman and President.

Dr. Claus Moller, Chief Executive Officer, continued, “We successfully submitted the European Marketing Authorization Application for omburtamab to the European Medicines Agency (“EMA”) in April. In parallel, we are making good progress in the clinic and have continued to advance the earlier stage programs in our pipeline, including GPA33-SADA, where we reported radioactivity uptake with a tumor to blood ratio of 122 in a mouse model. We are planning for the first SADA IND later this year and target an IND for GPA33-SADA in 2022.”

Recent Corporate Developments

•	Subsequent to the end of the first quarter, on April 27, 2021, Y-mAbs announced the submission to EMA of a European Marketing Authorization Application for omburtamab for the treatment of pediatric patients with CNS/leptomeningeal metastasis from neuroblastoma.

•	Also subsequent to the end of the first quarter, on April 20, 2021, Y-mAbs announced a regulatory update for resubmission of the BLA for omburtamab, reconfirming our aim to resubmit the BLA late in the second quarter or in the third quarter 2021.

•	After the close of the first quarter, on April 12, 2021, Y-mAbs announced data from GPA33-SADA, which in a xenograft model of colorectal peritoneal carcinomatosis showed radioactivity uptake with a tumor to blood ratio of 122 measured 24 hours after injection. An IND for the GPA33-SADA is targeted for next year.

•	On February 22, 2021, Y-mAbs announced the closing of a follow-on shelf public offering, including the full exercise of the underwriters’ overallotment option, resulting in gross proceeds to the Company of approximately $115.0 million.

Financial Results

Y-mAbs reported net income of $33.4 million, or $0.80 per basic share or $0.75 per diluted share, for the quarter ended March 31, 2021, compared to a net loss of $26.2 million, or ($0.66) per basic and diluted share, reported for the quarter ended March 31, 2020. The increased net income was caused by the DANYELZA revenues and the recording of the net proceeds from monetization of the DANYELZA Priority Review Voucher.

Revenues

Y-mAbs reported net revenues of $5.4 million for the quarter ended March 31, 2021 from the sales of DANYELZA. No revenues were reported for the quarter ended March 31, 2020.

Operating Expenses

Research and Development

Research and development expenses were $21.6 million for the three months ended March 31, 2021, compared to $18.6 million for the three months ended March 31, 2020, an increase of $3.0 million. The increase in research and development expenses primarily reflects the following:

•	$2.0 million increase in outsourced manufacturing;
•	$2.5 million increase in personnel costs; and
•	$0.8 million increase in clinical trials.

These increases were partially offset by a $3.1 million decrease in outsourced research and supplies.

Selling, General, and Administration

Selling, general, and administrative expenses were $12.0 million for the three months ended March 31, 2021, compared to $8.1 million for the three months ended March 31, 2020, an increase of $3.9 million. The increase in selling general and administrative expenses primarily reflects the following:

•	$3.3 million increase in personnel costs.

Cash and Cash Equivalents

The Company had approximately $252.3 million in cash and cash equivalents as of March 31, 2021.

Webcast and Conference Call

The Company will host a conference call on Friday, May 7, 2021 at 9 a.m. Eastern Time. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international) and reference the access code 13718796. A webcast will be available at: http://public.viavid.com/index.php?id=144412

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer. The Company has a broad and advanced product pipeline, including one FDA approved product, DANYELZA® (naxitamab-gqgk), which targets tumors that express GD2, and one pivotal-stage product candidate, omburtamab, which targets tumors that express B7-H3.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our business model and development, commercialization and product distribution plans; current and future clinical and pre-clinical studies and our research and development programs; expectations related to the timing of the initiation and completion of regulatory submissions; regulatory, marketing and reimbursement approvals; rate and degree of market acceptance and clinical utility as well as pricing and reimbursement levels; retaining and hiring key employees; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property position and strategy; additional product candidates and technologies; collaborations or strategic partnerships and the potential benefits thereof; expectations related to the use of our cash and cash equivalents, and the need for, timing and amount of any future financing transaction; our financial performance, including our estimates regarding revenues, expenses, capital expenditure requirements; developments relating to our competitors and our industry; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: risks associated with our financial condition and need for additional capital; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval, risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock, risks associated with the pandemic caused by the novel coronavirus known as COVID-19 and other risks and uncertainties affecting the Company including those described in the "Risk Factors" section included in our Annual Report on Form 10-K and in our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

“DANYELZA” and “Y-mAbs” are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc. 230 Park Avenue, Suite 3350 New York, NY 10169 USA +1 646 885 8505 E-mail: info@ymabs.com

Y-MABS THERAPEUTICS, INC.

Consolidated Balance Sheets

(unaudited)

 (in thousands, except share data)

	March 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$252,271	$114,634
Accounts receivable, net	5,997	—
Inventories	1,005	—
Other current assets	4,736	7,729
Total current assets	264,009	122,363
Property and equipment, net	2,095	1,825
Operating lease right-of-use assets	3,979	4,569
Other assets	4,833	3,290
TOTAL ASSETS	$274,916	$132,047

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable	$6,543	$9,372
Accrued liabilities	8,486	8,197
Operating lease liabilities, current portion	1,971	1,966
Total current liabilities	17,000	19,535
Accrued milestone and royalty payments	2,250	2,695
Operating lease liabilities, long-term portion	1,515	2,013
Other liabilities	1,934	1,968
TOTAL LIABILITIES	22,699	26,211

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 5,500,000 shares authorized at March 31, 2021 and December 31, 2020; none issued at March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized at March 31, 2021 and December 31, 2020; 43,548,419 and 40,688,447 shares issued at March 31, 2021 and December 31, 2020, respectively	4	4
Additional paid in capital	504,091	391,558
Accumulated other comprehensive income / (loss)	(91)	(526)
Accumulated deficit	(251,787)	(285,200)
TOTAL STOCKHOLDERS’ EQUITY	252,217	105,836

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$274,916	$132,047

Y-MABS THERAPEUTICS, INC.

Consolidated Statements of Net Income/(Loss) and Comprehensive Income/(Loss)

(unaudited)

 (In thousands, except share and per share data)

	Three months ended March 31,
	2021	2020
REVENUE
Product revenue, net	$5,383	$—
OPERATING COSTS AND EXPENSES
Cost of goods sold	93	—
Research and development	21,579	18,622
Selling, general, and administrative	11,970	8,125
Total operating costs and expenses	33,642	26,747
Loss from operations	(28,259)	(26,747)

OTHER INCOME
Gain from sale of priority review voucher	62,010	—
Interest and other income, net	(338)	568
NET INCOME / (LOSS)	$33,413	$(26,179)

Other comprehensive income
Foreign currency translation	435	25
COMPREHENSIVE INCOME / (LOSS)	$33,848	$(26,154)

Net income/(loss) per share attributable to common stockholders, basic	$0.80	$(0.66)
Weighted average common shares outstanding, basic	41,870,759	39,753,583
Net income/(loss) per share attributable to common stockholders, diluted	$0.75	$(0.66)
Weighted average common shares outstanding, diluted	44,383,791	39,753,583

Contact:

Y-mAbs Therapeutics, Inc. 230 Park Avenue, Suite 3350 New York, NY 10169 USA +1 646 885 8505 E-mail: info@ymabs.com